EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cyberonics, Inc.

We consent to the incorporation by reference in the registration statements (Nos.  333-185500, 333-163219, 333-143821, 333-125401, 333-108281, 333-102521, 333-97095, 333-56694 and 333-66691) on Forms S-8 of Cyberonics, Inc. of our reports dated June 16, 2014, with respect to the consolidated balance sheets of Cyberonics, Inc. as of April 25, 2014 and April 26, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the 52 weeks ended April 25, 2014, April 26, 2013 and April 27, 2012, and the effectiveness of internal control over financial reporting as of April 25, 2014, which reports appear in the April 25, 2014 annual report on Form 10-K of Cyberonics, Inc.

/s/ KPMG LLP

Houston, Texas

June 16, 2014